Exhibit 99.1

News Release	3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730 Phone: 803-326-3900 www.3dsystems.com NASDAQ: TDSC

Investor Contact:	Chanda Hughes 803-326-4010 Email: HughesC@3dsystems.com	Media Contact:	Katharina Hayes 803-326-3941 Email: HayesK@3dsystems.com
3D Systems Reports Higher Revenue and Improved Operating Results for
Second Quarter and First Six Months 2007
ROCK HILL, S.C., August 6, 2007 – 3D Systems Corporation (NASDAQ: TDSC), a leading provider of 3-D Modeling, Rapid Prototyping and Rapid Manufacturing solutions, announced today its operating results for the second quarter and first half of 2007. The company also filed its Quarterly Report on Form 10-Q for the second quarter of 2007 with the SEC today.
The company will hold a conference call and simultaneous webcast to discuss its operating results for the second quarter and first six months of 2007 tomorrow morning, August 7, 2007, at 8:00 a.m., Eastern Time. Additional information relating to that call and webcast is provided below.
The company reported record second quarter revenue. Revenue for the second quarter increased by 34% to $36.4 million compared to its depressed level of $27.1 million for the second quarter of 2006. Revenue for the first six months of 2007 was $73.4 million, a 21% increase over the $60.8 million of revenue reported for the first six months of 2006.
At June 30, 2007, the company’s backlog was approximately $1.5 million, a significant reduction from the $5.0 million of backlog recorded at December 31, 2006. The company believes that the June 30 level of backlog is more consistent with the normal operating trends in its business, which are generally not characterized by long lead times.
The company reported that its operating loss for the second quarter declined by more than 50% to $4.9 million from $10.3 million for the second quarter of 2006

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and, for the first six months, declined by more than 40% to $7.0 million from $11.7 million in the 2006 period.
The company’s operating loss included $5.6 million of non-cash expenses in the first six months of 2007 and $5.0 million of non-cash expenses in the 2006 period, which included higher depreciation and amortization expense in the 2007 period arising from the company’s higher level of capital expenditures in 2006 for its relocation to Rock Hill, South Carolina, and its implementation of a new ERP system. The company expects that its depreciation and amortization expense for the full year 2007 will be in the range of $6.5 million to $7.5 million.
The company benefited from higher gross profit in the second quarter and first six months of 2007 and the absence of the restructuring costs that it incurred in 2006 for its relocation to Rock Hill, but operating expenses increased primarily due to increased spending on R&D and the remainder of the abnormal costs related to the restatement of its financial statements, its 2006 year-end audit and the continued implementation costs of its new ERP system.
“I am pleased with the company’s resumption of healthy revenue growth and the improvement in our operating results,” said Abe Reichental, 3D Systems’ president and chief executive officer. “I believe that we are continuing to experience gains from our extensive business transformation efforts.
“I am particularly pleased that for the second quarter revenue from systems increased by 70% and our engineered materials and composites revenue grew by 30%. I am also gratified that growth from new systems and materials more than offset the planned decline in revenue from our discontinuation of various legacy products and other less profitable activities,” continued Reichental. “With 21% revenue growth for the first six months of this year and a stronger underlying trend of 30% growth from both systems and materials sales for the same period, we believe that our overall results reflect the continued demand for our products and demonstrate that the strategic actions that we have taken to

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reshape our organization, transform our product portfolio and re-engineer our business model are taking effect.”
Operating Highlights
Second Quarter and First Six Months of 2007
($ in millions except for per share amounts)

	Second Quarter			First Six Months
			%			%
Operating Highlights	2007	2006	Change	2007	2006	Change

Revenue	$36.4	$27.1	34%	$73.4	$60.8	21%
Gross profit	$13.5	$5.8		$29.4	$19.4
% of Revenue	37%	22%	131%	40%	32%	51%
Operating expenses	$18.4	$16.2		$36.4	$31.1
% of Revenue	51%	60%	14%	50%	51%	17%
Operating income (loss)	$(4.9)	$(10.3)	52%	$(7.0)	$(11.7)	40%
Net income (loss) available to common stockholders	$(5.3)	$(11.5)	NM	$(8.4)	$(13.5)	NM
Diluted income (loss) per share available to common stockholders	$(0.27)	$(0.71)	NM	$(0.44)	$(0.85)	NM
Unrestricted cash	$29.2	$13.0	124%	$29.2	$13.0	124%
Depreciation and amortization	$1.8	$1.8		$3.6	$3.4
% of Revenue	5%	7%	NM	5%	6%	6%

Columns may not add due to rounding
NM=not meaningful
Gross profit for the second quarter of 2007 more than doubled to $13.5 million from its depressed level of $5.8 million for the second quarter of 2006 and increased by 51% to $29.4 million from $19.4 million in the first six months of 2006, continuing its trend of returning to its pre-2006 levels of profitability.

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“Our gross profit margin trend shows significant improvement over the second quarter and first six months of 2006 reflecting the absence in the 2007 periods of the business disruptions, challenges and customer accommodations that adversely affected our profitability in the second quarter and first six months of 2006. However, it’s important to note that, in connection with our targeted Rapid Manufacturing growth initiatives, during the second quarter of 2007 we discounted several large system sales in order to promote certain long-term strategic opportunities,” continued Reichental. ”We estimate that the net effect of these targeted strategic discounts was to constrain our gross profit in the second quarter of 2007 by approximately four percentage points.
“While these strategic moves resulted in a gross profit setback for the second quarter, we believe that they are well placed and fit nicely into our targeted long-term growth initiatives from Rapid Manufacturing opportunities. Accordingly, we expect that these strategic system placements will contribute favorably to our growing installed base and that, coupled with the integration of our new systems with proprietary materials cartridges, recurring revenue from materials consumption from these systems in future periods will more than offset the gross profit margin setback incurred during the second quarter. We expect that over time, this trend should lessen the volatility and improve the stability of our revenue base as consumables’ sales rise as a percentage of the product mix relative to systems,” continued Reichental.
Operating expenses were $2.2 million higher in the second quarter of 2007 than in the second quarter of 2006 while for the first six months of 2007 they were $5.3 million higher than those for the first half of 2006.
In each 2007 period, the higher level of operating expense was due to higher selling, general and administrative expenses and higher research and development expenses, partially offset by the absence of the restructuring costs that the company incurred in the 2006 periods that primarily related to its relocation to Rock Hill.

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“We believe that as of the end of the second quarter, most of the significant abnormally high accounting and legal costs related to our restatement, our 2006 year-end audit and the implementation of our new ERP system are behind us, and that the majority of our operational issues have been resolved successfully. We remain confident in our overall direction and believe that the key initiatives and investments that we undertook throughout 2006 have provided us with the right platform to achieve our long-term objectives,” continued Reichental. “We believe that, apart from these abnormally high costs, our quarterly operating expenses have begun to resume a more normalized run rate, and accordingly we expect our SG&A expenses for the second six months of this year to fall into the range of $22 to $26 million.”
The company’s continuing high level of work on selected new product developments, including its new V-Flash™ Desktop 3-D Modeler, led to the higher research and development expenses in each 2007 period. The company announced its plans to introduce the V-Flash™ Modeler in January and plans to unveil it at the company’s World Conference in September. The company expects targeted commercial shipments of its V-Flash™ Modeler to commence around its September World Conference. The company expects to incur $12.0 million to $13.0 million of research and development expenses in 2007.
Net loss available to the common stockholders for the second quarter of 2007 declined to $5.3 million, or a $0.27 loss per fully diluted share, from $11.5 million, or a $0.71 loss per fully diluted share, for the 2006 quarter. Net loss available to the common stockholders for the first six months of 2007 declined to $8.4 million, or a $0.44 loss per fully diluted share, from $13.5 million, or an $0.85 loss per fully diluted share, for the first six months of 2006.
The improvements in net loss for both the second quarter and first half of 2007 were due to the lower operating loss in each 2007 period and the absence of dividends paid on outstanding shares of preferred stock before they were

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converted into common stock in June 2006. This improvement was partially offset by increased interest expense and changes to the tax provision.
The company ended the second quarter of 2007 with $29.2 million of unrestricted cash compared to $14.3 million of cash at December 31, 2006, which included $8.2 million of borrowings under the company’s Silicon Valley Bank revolving credit facility at each date. This increase in cash resulted from $23.0 million of cash provided by financing activities and a favorable $0.4 million effect of exchange rate changes on cash that were partially offset by $7.6 million of cash used in operating activities and $1.0 million of cash used in investing activities during this six-month period.
The higher level of cash provided by financing activities resulted primarily from the $20.6 million in net proceeds that the company received in June 2007 from the private placement of 1,250,000 shares of Common Stock. The lower level of cash used in investing activities resulted from lower capital expenditures through June 30, 2007 due to the completion of the major capital investment projects that the company carried out in 2006.
The company also continued to improve its management of inventories and accounts receivable. Inventories, which declined by $0.9 million at June 30, 2007 from December 31, 2006, declined by $5.5 million from March 31, 2007 to June 30, 2007. The company expects to reduce its inventories further during the remainder of 2007.
Accounts receivable, net decreased by $8.3 million to $26.2 million at June 30, 2007 from $34.5 million at December 31, 2006. This decline was primarily attributable to the timing of collections, which resulted in a reduction of days sales outstanding to 65 days at June 30, 2007 from 74 days at December 31, 2006.
After the end of the second quarter of 2007, all of the company’s 6% convertible subordinated debentures were converted into common stock, and the company

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repaid the $8.2 million of outstanding borrowings under the Silicon Valley Bank credit facility, effectively reducing its outstanding indebtedness by $23 million. While the company expects to replace this credit facility before it expires on October 1, 2007, with its currently stronger cash position, the company does not currently expect to borrow under it.
Also after the end of the second quarter, the company was informed that the U.S. Department of Justice had closed the investigation that the company had previously disclosed in its periodic SEC filings as it pertained to the company and to individuals associated with the company and that the Department of Justice would take no action with respect to the company or those individuals. We expect the end of this proceeding to contribute to a lower level of legal expense that the company incurred in responding to the Department’s inquiries for the remainder of 2007.
“We believe that our stronger financial position resulting from our substantially reduced indebtedness and improved working capital management provides us with the flexibility to pursue our near-term growth opportunities vigorously,” concluded Reichental.
Conference Call and Audio Webcast Details
3D Systems will hold a conference call and audio Webcast to discuss its financial results for the second quarter and first six months of 2007 tomorrow morning, August 7, 2007, at 8:00 a.m., Eastern Time.
To access the Conference call, dial 1-888-336-3485 (or 706-634-0653 from outside the United States). A recording will be available two hours after completion of the call for five days. To access the recording, dial 1-800-642-1687 (or 706-645-9291 from outside the United States) and enter 12237492, the conference call ID number.

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To access the audio Webcast, log onto 3D Systems’ website at www.3dsystems.com. The link to the Webcast is provided on the homepage of the website. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The Webcast will be available for replay beginning approximately 48 hours after completion of the call at: www.3dsystems.com under the Investor Relations’ section.
Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-Looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, you are urged to consider statements in the conditional or future tense or that include terms as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to the company’s beliefs and expectations as to the future events and trends affecting its business and expectations and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors,” and “Risk Factors” in the company’s periodic filing with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.
About 3D Systems Corporation

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3D Systems is a leading provider of 3-D Modeling, Rapid Prototyping and Rapid Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping well as for production of functional end-use parts: Transform your products.
More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.
- tables follow -

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
Three Months and Six Months Ended June 30, 2007 and June 30, 2006
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
Products	$27,591	$18,933	$56,150	$43,185
Services	8,835	8,198	17,208	17,589

Total revenue	36,426	27,131	73,358	60,774

Cost of sales:
Products	15,864	14,490	29,928	27,500
Services	7,083	6,805	14,048	13,833

Total cost of sales	22,947	21,295	43,976	41,333

Gross profit	13,479	5,836	29,382	19,441

Operating expenses:
Selling, general and administrative	14,872	10,910	29,764	20,967
Research and development	3,528	2,974	6,615	6,231
Restructuring costs	—	2,280	—	3,918

Total operating expenses	18,400	16,164	36,379	31,116

Loss from operations	(4,921)	(10,328)	(6,997)	(11,675)
Interest expense and other, net	559	158	1,245	325

Loss before provision for income taxes	(5,480)	(10,486)	(8,242)	(12,000)
Provision for (benefit of) income taxes	(177)	39	181	62

Net loss	(5,303)	(10,525)	(8,423)	(12,062)
Preferred stock dividends	—	1,003	—	1,414

Net loss available to common stockholders	$(5,303)	$(11,528)	$(8,423)	$(13,476)

Shares used to calculate basic and diluted net loss available to common stockholders per share (1)	19,361	16,324	19,240	15,851

Basic and diluted net loss available to common stockholders per share (1)	$(0.27)	$(0.71)	$(0.44)	$(0.85)

(1)	See Schedule 1 for the calculation of basic and diluted net loss available to common stockholders per share.

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3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
June 30, 2007 and December 31, 2006
(in thousands)

	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$29,173	$14,331
Accounts receivable, net	26,150	34,513
Inventories, net	25,218	26,114
Prepaid expenses and other current assets	4,720	6,268
Deferred income tax assets	574	748
Restricted cash — short-term	1,200	1,200
Assets held for sale, net	3,454	3,454

Total current assets	90,489	86,628

Property and equipment, net	22,776	23,763
Intangible assets, net	5,571	6,602
Goodwill	46,922	46,867
Other assets, net	2,227	2,334

	$167,985	$166,194

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank credit facility	$8,200	$8,200
Industrial development bonds related to assets held for sale	3,435	3,545
Current portion of capitalized lease obligations	175	168
Accounts payable	17,280	26,830
Accrued liabilities	11,300	12,577
Customer deposits	1,517	6,510
Deferred revenue	12,517	11,463

Total current liabilities	54,424	69,293

Long-term portion of capitalized lease obligations	8,755	8,844
Convertible subordinated debentures	14,845	15,354
Long-term income tax payable	921	—
Other liabilities	3,297	3,034

Total liabilities	82,242	96,525

Stockholders’ equity:
Common stock, authorized 60,000 shares, issued and outstanding 20,635 (2007) and 19,085 (2006)	21	19
Additional paid-in capital	157,927	132,566
Treasury stock, at cost; 40 shares (2007) and 28 shares (2006)	(100)	(89)
Accumulated deficit in earnings	(74,086)	(64,455)
Accumulated other comprehensive net income	1,981	1,628

Total stockholders’ equity	85,743	69,669

	$167,985	$166,194

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
Six Months Ended June 30, 2007 and June 30, 2006
(in thousands)

	Six Months Ended June 30,
	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net loss	$(8,423)	$(12,062)
Adjustments to reconcile net income to net cash used in operating activities:
Provision for deferred income taxes	(149)	62
Depreciation and amortization	3,647	3,414
Provision for bad debts	(28)	349
Adjustments to inventory reserves	475	(101)
Stock-based compensation expense	1,660	1,336
Loss on disposition of property and equipment	—	(96)
Changes in operating accounts:
Accounts receivable	8,591	3,241
Lease receivable	—	69
Inventories	(294)	(7,310)
Prepaid expenses and other current assets	1,587	10
Other assets	149	401
Accounts payable	(9,571)	4,268
Accrued liabilities	(1,384)	(1,104)
Customer deposits	(4,993)	989
Deferred revenue	965	(1,487)
Other liabilities	176	(54)

Net cash used in operating activities	(7,592)	(8,075)

Cash flows from investing activities:
Purchase of property and equipment	(417)	(3,453)
Proceeds from sale of property and equipment	—	248
Additions to licenses and patents	(262)	(226)
Software development costs	(300)	(298)

Net cash used in investing activities	(979)	(3,729)

Cash flows from financing activities:
Stock option and restricted stock proceeds	2,621	1,948
Net proceeds from issuance of stock	20,562	—
Payments of preferred stock dividends	—	(785)
Repayment of long-term debt	(176)	(103)

Net cash provided by financing activities	23,007	1,060
Effect of exchange rate changes on cash	406	(584)

Net increase (decrease) in cash and cash equivalents	14,842	(11,328)
Cash and cash equivalents at the beginning of the period	14,331	24,328

Cash and cash equivalents at the end of the period	$29,173	$13,000

Supplemental Cash Flow Information:
Interest payments	$786	$755
Income tax payments	791	816
Non-cash items:
Conversion of 6% convertible subordinated debentures	509	250
Conversion of Series B convertible preferred stock	—	15,240
Adjustment for FIN 48 adoption	1,208	—
Accrued dividends on preferred stock	—	1,003
Transfer of equipment from inventory to property and equipment, net	945	846
Transfer of equipment to inventory from property and equipment, net	322	304

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Schedule 1
Following is a reconciliation of the numerator and denominator of the basic and diluted net loss available to common stockholders per share computations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Basic and diluted(1) net loss available to common stockholders per share:
Numerator:
Net loss available to common stockholders	$(5,303)	$(11,528)	$(8,423)	$(13,476)

Denominator:
Weighted average common shares outstanding	19,361	16,324	19,240	15,851

Basic and diluted net loss available to common stockholders, per share	$(0.27)	$(0.71)	$(0.44)	$(0.85)

(1)	For the three month and six month periods ended June 30, 2007 and June 30, 2006, potentially dilutive common stock equivalents including stock options, stock awards and convertible subordinated debentures either outstanding or issuable during the period(s) presented amounting to 2,119 and 2,107, respectively, compared to 2,997 and 3,038, respectively, were excluded from the computation of diluted net loss available to common shareholders per share, as their inclusion would have been anti-dilutive.